Exhibit 99.1

NEWS

FOR RELEASE: Monday, July 18, 2005

SEC Declares Effective Charter Communications, Inc.
Registration of Resale of Convertible Senior Notes

     ST. LOUIS — Charter Communications, Inc. (“Charter”) (Nasdaq: CHTR) today announced that the Securities and Exchange Commission has declared effective Charter’s registration statement on Form S-1, which registers the resale by the holders of Charter’s 5.875% Convertible Senior Notes due 2009 (the “Notes”) and the Class A common stock issuable upon conversion of the Notes.

     The Notes have an annual interest rate of 5.875%, payable semi-annually, and are currently convertible (subject to certain adjustments) into 413.2231 shares of Charter’s Class A common stock per $1,000 original purchase amount of Notes, which represents a conversion price of approximately $2.42 per share.

     The Notes were originally sold in a private placement on November 22, 2004 to qualified institutional buyers in reliance on Rule 144A. Pursuant to the registration statement, the resale of the Notes and the Class A common stock issuable upon conversion of the Notes has now been registered under the Securities Act of 1933, as amended.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or the underlying shares, nor shall there be any sale of the Notes or the underlying shares in any state in which such offer, solicitation or sale would be unlawful.

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Contact:

Press:	Analysts:
Dave Andersen	Mary Jo Moehle
314/543-2213	314/543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.